EXHIBIT 10.40


                        SEPARATION AND RELEASE AGREEMENT

      This Separation and Release Agreement (the "Agreement"), dated as of August 26, 1998, is by and between LifeRate Systems, Inc., a Minnesota corporation (the "Company"), and David J. Chinsky ("Chinsky").

A. The Company and Chinsky entered into an employment agreement, dated as of August 18, 1997, as amended on November 13, 1997 (as so amended, the "Employment Agreement"), which expires on August 26, 1998.

B. Chinsky and the Company wish to acknowledge the expiration of the Employment Agreement and their respective continuing rights and obligations thereunder and to provide for the termination of Chinsky's employment with the Company in a final and binding way that settles and resolves all existing and potential disputes between them, as provided in this Agreement.

      Accordingly, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Chinsky and the Company agree as follows:

1. Expiration of Employment Agreement. The Company and Chinsky hereby agree that the Employment Agreement, and all rights and obligations of either the Company or Chinsky thereunder, will expire on August 26, 1998, except that Chinsky shall continue to be bound by the terms of Sections 8, 9, 10 and 11 of the Employment Agreement as provided therein after such date.

2. Resignation. Chinsky reaffirms his resignation as an employee, officer, including the offices of Chief Executive Officer and President, and a director of the Company effective August 19, 1998.

3. Payments and Benefits. Subject to the terms and conditions of this Agreement, including the release set forth in Section 7, the Company will:

      (a) continue to pay Chinsky at his annual base salary as provided in the Employment Agreement of $225,000 through August 31, 1998, in accordance with the standard payroll practices of the Company;

      (b) pay Chinsky $15,000 per month, subject to applicable federal, state or local withholding and employment tax requirements, through October 31, 1998, in accordance with the standard payroll practices of the Company;

      (c) pay Chinsky the $100,000 bonus required under Section 5(c) of the Employment Agreement, subject to applicable federal, state or local withholding and employment tax requirements, payable as follows: (i) $35,000 in cash to be paid upon expiration of the fifteen-day rescission period set forth in Section 7, and (ii) the remaining $65,000 to be paid to Chinsky by issuing 260,000 shares of the Company's Common Stock, based on

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      the closing price of the Common Stock on August 19, 1998, as soon as reasonably practical after the expiration of such fifteen-day rescission period.

      (d) pay or reimburse Chinsky for all reasonable expenses incurred through August 28, 1998 while performing his duties under the Employment Agreement, provided that Chinsky accounts properly for such expenses to the Company in accordance with Company policies;

      (e) continue to provide Chinsky with his current car allowance of $455 per month through October 31, 1998; and

      (f) continue to provide group medical and dental insurance coverage for Chinsky and his family through October 31, 1998 on the same terms as provided prior to the date hereof; provided, however, that the Company will not be obligated to continue to provide group medical or dental insurance coverage if Chinsky becomes covered under a policy provided by a subsequent employer with comparable benefits and at a comparable cost to Chinsky. The Company and Chinsky acknowledge and agree that Chinsky's COBRA rights shall begin on November 1, 1998.

      The Company's obligations under this Section 3 shall terminate if Chinsky rescinds this Agreement or any part hereof. The Company shall withhold and deduct from payments made under this Section 3 all legally required amounts necessary to satisfy applicable federal, state or local withholding and employment tax requirements and the employee's portion of insurance premiums for the Company's group medical and dental insurance policies.

4. Stock Options. The Company and Chinsky acknowledge and agree that options previously granted to Chinsky under the Non-Statutory Stock Option Agreement, dated November 13, 1997, covering 650,000 shares of the Company's Common Stock shall vest with respect to 216,666 shares. The foregoing Option Agreement is hereby amended to the extent necessary to provide that such option shall remain exercisable with respect to 216,666 shares through August 26, 2003, even though Chinsky will not continue to employed by the Company. Except as modified in this Agreement, the terms and conditions of the foregoing Option Agreement shall remain in full force and effect. Chinsky acknowledges that he does not have any other options or rights to acquire any other shares of Common Stock from the Company, except as set forth in Section 3.

5. Reference Letter. As further consideration for the terms of this Agreement, the Company will provide Chinsky with a letter of reference which is mutually acceptable to both parties. No other reference will be given by the Company regarding Chinsky or his employment, except that the Company may respond to requests for references by only confirming the dates of Chinsky's employment with the Company and Chinsky's last job title.

6. Records, Documents and Property. Chinsky will return to the Company all its records, correspondence, documents and property as well as all keys in his possession at the time he signs this Agreement.


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7. Release. Chinsky agrees to give up and forever relinquish all claims which he has or may have against the Company in exchange for the consideration set forth in this Agreement. This is a full and complete release and waiver of any and all claims, complaints, causes of action or demands of whatever kind Chinsky may have against the Company for events occurring up to the date of his signature on this Agreement, whether known or unknown, foreseen or unforeseen, including, but not limited to, all claims which relate in any way to the Employment Agreement, employment or termination of employment with the Company. Chinsky will not bring any lawsuits, file any charges, complaints or notices, or make any other demands against the Company based on any claim he may have against the Company. Chinsky agrees that the consideration set forth above is valuable consideration above and beyond what is otherwise due to him from the Company.

      Chinsky acknowledges and further agrees that by giving up all of his claims against the Company, he also gives up any claims he may have against its predecessors, successors, subsidiaries and affiliates and any and all officers, directors, shareholders, employees and agents of the Company and all predecessors, successors, subsidiaries and affiliates arising out of any actions, conduct, decisions, behavior, omissions or events occurring up to the date hereof. This Release extends to all claims which Chinsky may have for age discrimination or any other form of employment discrimination prohibited under Title VII of the Federal Civil Rights Act of 1964, the Federal Age Discrimination in Employment Act, The Americans with Disabilities Act, The Minnesota Human Rights Act and all other state and federal laws. It also extends to but is not limited to all claims that Chinsky may have for wrongful discharge, breach of contract, breach of any express or implied promise, interference with contract, misrepresentation, fraud, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy, or any other theory, whether legal or equitable.

      This Release may be rescinded by Chinsky within fifteen (15) calendar days of the date on which it is signed. To be effective, such rescission must be in writing and delivered to the Company in the care of Mark W. Sheffert, Chairman of the Board, Manchester Financial Group, IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402, either delivered by hand or properly addressed, certified mail, return receipt requested, postmarked within the 15-day period.

8. Effect of Non-Execution or Rescission. Chinsky agrees that if he does not execute this Agreement or if he rescinds the Release, this Agreement is null and void and the Company has no obligations whatsoever under this Agreement.

9. Additional Representations and Covenants.

      (a) Voluntary Action. Chinsky represents and agrees that he: (a) has carefully read and understands all of the provisions of this Agreement;
      (b) has been given the opportunity to consult with legal and tax counsel of his choice, and has in fact consulted with such legal and tax counsel regarding the terms of this Agreement; and (c) fully understands that by signing this Agreement, he is giving up all rights to pursue any claims against the Company and others mentioned in the Release contained in
      Section 7 for any reason arising prior to the date of this Agreement.


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      (b) Adequate Time. Chinsky has had at least twenty-one (21) days to consider whether or not he should enter into this Agreement or waives such right, and has been advised to consult with legal counsel of his choice prior to entering into this Agreement.

      (c) Non-Disclosure. This Agreement is confidential. Neither the Company nor Chinsky will reveal the terms of the Agreement except as may be necessary to effect its terms or as required by law, including without limitation the federal securities laws, court order or valid legal proceedings. Chinsky may also disclose the terms to his immediate family, legal counsel, investment advisor or banks, and accountant or tax advisor. The Company may disclose the terms to its officers and directors, outside auditors, tax advisors and legal counsel.

      (d) Investment Representations. Chinsky represents and warrants to the Company the following with respect to the shares of Common Stock to be issued to him under Section 3(c) of this Agreement (the "Shares"):

            (i) Chinsky confirms that he is fully informed regarding the financial condition of the Company, the administration of its business affairs and its prospects for the future, and that the Company makes no assurance whatsoever concerning the present and prospective value of the Shares to be acquired.

            (ii) The Shares as an investment, are speculative and involve a high degree of risk. Chinsky believes that an investment in the Shares is suitable for him based upon his investment objectives and financial needs, and he has the financial means to undertake the risks of an investment in the Shares, to hold the Shares for an indefinite period of time, and to withstand a complete loss of his investment in the Shares.

            (iii) Chinsky has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares. Chinsky has obtained, to the extent deemed necessary, personal professional advice with respect to the risks inherent in, and the suitability of, an investment in the Shares in light of his financial condition and investment needs.

            (iv) The Shares are being acquired by Chinsky for investment purposes in his name solely for his own beneficial interest and not as nominee for, or for the beneficial interest of, or with the intention to transfer to, any other person, trust or organization.

            (v) Chinsky acknowledges that (a) he must bear the economic risk of an investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act of 1933 or any applicable state securities laws and therefore may not be sold, transferred, assigned or otherwise disposed of unless such disposition is subsequently registered under such laws or exemptions from such registrations are available, and (b) a legend will be placed on the certificate evidencing the Shares stating that the Shares have not been


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            registered under the Securities Act of 1933 and referencing the restrictions on the transferability of the Shares.

10. Miscellaneous.

      (a) Entire Agreement. Except for Sections 8, 9, 10 and 11 of the Employment Agreement that remain in force, this Agreement constitutes the entire agreement between the parties. No modification, amendment or change of any kind to this Agreement shall be effective unless it is in writing and signed by both parties.

      (b) Indemnification. To the extent permitted by and in accordance with
      Section 302A.521 of the Minnesota Business Corporation Act, or any successor provision, the Company shall indemnify and hold Chinsky harmless from any loss or damage incurred by Chinsky directly as a result of his acting or failing to act within his "official capacity," as defined in
      Section 302A.521.

      (c) Governing Law. This Agreement will be construed in accordance with the laws of the State of Minnesota. The parties agree that any dispute arising hereunder shall be submitted only to a state or federal court of competent jurisdiction in Minnesota, to whose jurisdiction all parties hereto consent.

      (d) Severability. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under applicable law. If any provision of this Agreement is to any extent invalid under applicable law, that provision will still be effective to the extent that it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

      (e) Non-admission. Nothing in this Agreement is intended to be, nor will be deemed to be, an admission of liability by the Company or Chinsky that either of them has violated any state or federal statute, local ordinance, or principle of common law, or that either party has engaged in any wrongdoing.

      (f) Successors and Assigns. This Agreement is binding on and inures to the benefit of the Company's successors and assigns, all of which are included in the term the "Company" as it is used in this Agreement. This Agreement is also binding on Chinsky's heirs, spouse, successors, assigns and legal representatives.

      (g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.


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The parties have duly executed this Agreement as of the date first written above.

                                           LIFERATE SYSTEMS, INC.


Date:                                      By  /s/ Mark W. Sheffert
      -------------------                     ----------------------------------
                                              Mark W. Sheffert
                                              Chairman of the Board


Date:                                          /s/ David J. Chinsky
      -------------------                     ----------------------------------
                                              David J. Chinsky